CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 67 to the Registration Statement No. 2-50931 on Form N-1A of John Hancock Current Interest, of our reports dated May 5, 2005 appearing in the Annual Reports of John Hancock Money Market Fund and John Hancock U.S. Government Cash Reserve for the year ended March 31, 2005.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

DELOITTE & TOUCHE LLP

Boston, Massachusetts
July 26, 2005